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                                    AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF ASSETS

                                      among

                 SUBURBAN LODGES OF AMERICA, INC. ("Suburban"),

               GUESTHOUSE FRANCHISE SYSTEMS, INC. ("Purchaser"),

                                       and

                     GUESTHOUSE INTERNATIONAL LLC ("Company")


                          Dated as of April 16, 1999




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                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

          THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (together with its Appendices, the "AGREEMENT") is made and entered into as of the 16th day of April, 1999, by and among SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation ("SUBURBAN"), GUESTHOUSE FRANCHISE SYSTEMS, INC., a Georgia corporation and a wholly-owned subsidiary of Suburban ("PURCHASER"), and GUESTHOUSE INTERNATIONAL LLC, an Arkansas limited liability company (the "COMPANY").

                              R E C I T A L S:

          WHEREAS, the Company, as a result of the expenditure of time, skill, effort, and money has developed a distinctive concept, system and business relating to the establishment, operation and franchising of limited-service inns, full-service hotels, all-suites lodging and variations of such operations, which operate under the name "GuestHouse Inn", "GuestHouse Hotel", "GuestHouse Suites", "GuestHouse International", "GUESTHOUSE.NET", and some other variations which contain the name "GuestHouse(R)", respectively, (hereinafter referred to as the "ACQUIRED BUSINESS", as is more particularly described in EXHIBIT "A" attached hereto); and

          WHEREAS, the Company desires to sell and transfer to Purchaser, and Purchaser desires to acquire from the Company, substantially all of the assets of the Company used in connection with the Acquired Business, upon the terms and conditions contained herein;

          NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.  PURCHASE AND SALE OF ASSETS
            ---------------------------

     1.1. ACQUIRED ASSETS. Subject to the terms and conditions contained herein, the Company shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from the Company, on May 17, 1999, subject to adjustment as provided in this Agreement, or such other date as the parties may agree to (the "CLOSING DATE"), all of the Company's assets, tangible or intangible, real or personal, except for those expressly excluded from purchase in
Section 1.2 (collectively, the "ACQUIRED ASSETS").

     The Acquired Assets shall include all franchise agreements between the Company and its franchisees (including those franchise agreements existing on the date hereof and on the Closing Date and all pending franchise agreements even if not yet documented), and all of the Trademarks owned by the Company as well as the Company's interest in any Trademarks that are pending or have been applied for. All of the Acquired Assets shall be free and clear of all liens, claims and encumbrances, other than liens, claims and encumbrances described on
SCHEDULE 1.1, liens for taxes which are not yet due and payable and minor imperfections of title and encumbrances, if any, the curing or removal of which would not detract from the value of the Acquired Assets or impair the operations of the Acquired Business or the use of the Acquired Assets.

                                  2
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     1.2. EXCLUDED ASSETS.  Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include:

          (a) any right, title or interest of the Company under or related to this Agreement and the agreements contemplated to be executed in connection herewith, including, without limitation, the consideration delivered and to be delivered to the Company pursuant to this Agreement and any other agreements executed in connection herewith;

          (b) the seals, minutes books, transfer books, blank membership interest certificates, tax returns and other records relating to the organization or tax reporting of the Company;

          (c) the rights to the Company's claims for any federal, state, local or foreign tax refunds;

          (d) any licenses, permits, orders or approvals from any federal, state or local government or any agency or bureau thereof that are not transferable under applicable laws;

          (e) accounts or notes receivable relating to goods or services rendered or fees earned prior to the Closing Date, except as provided in SECTION 2.1.2;

          (f) cash and cash equivalents, including all bank accounts, cash, certificates of deposit and other similar investment instruments, owned by the Company on the Closing Date; and

          (g)  any other asset or contract specifically listed on
SCHEDULE 1.2(g).

ARTICLE 2.  PURCHASE PRICE
            --------------

     2.1. PURCHASE PRICE. In consideration of the sale, assignment, transfer and conveyance of the Acquired Assets, and in reliance upon the covenants, representations and warranties made herein by the Company, Suburban and Purchaser shall deliver the Purchase Price.

          2.1.1  Payments.  The "PURCHASE PRICE" shall be the sum
                 --------
     of the Closing Payment, the First Anniversary Payment, the Second Anniversary Payment, and the Third Anniversary Payment.

          (a)  Closing Payment.  Suburban and Purchaser shall deliver
               ---------------
     the Closing Payment at the Closing. The "CLOSING PAYMENT" shall consist of the Cash Payment and the Shares Payment. The "CASH PAYMENT" shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000) payable in cash, subject to proration as provided in
     SECTION 2.1.2. The "SHARES PAYMENT" shall be Three Hundred Thousand (300,000) shares of Suburban's Common Stock, par value $0.01 per share (the "SUBURBAN STOCK").

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          (b)  First Anniversary Payment.  No later than the ninety-
               -------------------------
     fifth (95th) day following the first anniversary of the Closing Date, Suburban and Purchaser, jointly and severally, shall deliver the First Anniversary Payment, if due. The "FIRST ANNIVERSARY PAYMENT" shall be One Million Dollars ($1,000,000). Subject to SECTION 2.1.1(g), Suburban and Purchaser shall only deliver, and the Company shall only be entitled to receive, the First Anniversary Payment if and only if:

               (i) the number of Open Franchises equals or exceeds eighty (80) on the ninetieth (90th) day following the first anniversary of the Closing Date, and

               (ii) the Gross Revenue of the Acquired Business
          (including all Open Franchises) for the twelve-month period ending ninety (90) days following the first anniversary of the Closing Date equals or exceeds One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000).

          (c)  Second Anniversary Payment.  No later than the ninety-
               --------------------------
     fifth (95th) day following the second anniversary of the Closing Date, Suburban and Purchaser, jointly and severally, shall deliver the Second Anniversary Payment, if due. The "SECOND ANNIVERSARY PAYMENT" shall be One Million Dollars ($1,000,000). Subject to Section 2.1.1(g), Suburban and Purchaser shall only deliver, and the Company shall only be entitled to receive, the Second Anniversary Payment if and only if either:

               (i) (A) the number of Open Franchises equals or exceeds one hundred thirty (130) on the ninetieth (90th) day following the second anniversary of the Closing Date, and

                    (B) the Gross Revenue of the Acquired Business (including all Open Franchises) for the twelve-month period ending ninety (90) days following the second anniversary of the Closing Date equals or exceeds Two Million Six Hundred Fifty Thousand Dollars ($2,650,000);

          or

               (ii) (A) the number of Open Franchises equals or exceeds one hundred seventeen (117) on the ninetieth (90th) day following the second anniversary of the Closing Date, and

                    (B) the Gross Revenue of the Acquired Business (including all Open Franchises) for the twelve-month period ending ninety (90) days following the second anniversary of the Closing Date equals or exceeds Three Million Three Hundred Fifty Thousand Dollars ($3,350,000).

          (d)  Third Anniversary Payment.  No later than the ninety-
               -------------------------
     fifth (95th) day following the third anniversary of the Closing Date, Suburban and Purchaser, jointly and severally, shall deliver the Third Anniversary Payment, if due. The "THIRD

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     ANNIVERSARY PAYMENT" shall be One Million Dollars ($1,000,000).
     Subject to SECTION 2.1.1(g), Suburban and Purchaser shall only deliver, and the Company shall only be entitled to receive, the Third Anniversary Payment if and only if either:

               (i) (A) the number of Open Franchises equals or exceeds two hundred (200) on the ninetieth (90th) day following the third anniversary of the Closing Date, and

                    (B) the Gross Revenue of the Acquired Business (including all Open Franchises) for the twelve-month period ending ninety (90) days following the third anniversary of the Closing Date equals or exceeds Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000);

          or

               (ii) (A) the number of Open Franchises equals or exceeds one hundred eighty (180) on the ninetieth (90th) day following the third anniversary of the Closing Date, and

                    (B) the Gross Revenue of the Acquired Business (including all Open Franchises) for the twelve-month period ending ninety (90) days following the third anniversary of the Closing Date equals or exceeds Five Million Five Hundred Thousand Dollars ($5,500,000).

          (e)  Definitions.  As used in this Agreement, "OPEN
               -----------
FRANCHISES" shall mean open and operating Purchaser owned and/or franchised GuestHouse inns, hotels or suite hotels (and variations thereof worldwide) displaying the "GuestHouse" logo that are substantially complete and open to the public, properly licensed, and which are in Good Standing under the governing franchise agreements. As used in this SECTION, "GOOD STANDING" shall mean that (i) no party to the agreement has given notice of termination or intent to terminate, and (ii) the franchisee is in substantial compliance with all maintenance, quality assurance and other operating requirements under the agreement.

          As used in this Agreement, "GROSS REVENUE" shall mean all revenues and income actually received by Purchaser from franchisees and licensees of Purchaser, including application fees, initial license fees, monthly operating fees, license transfer fees, termination fees, late payment fees or charges, and any other fees paid by franchisees or licensees to Purchaser under the existing or any future UFOC in the ordinary course of business and received by Purchaser.

          (f)  Stock Election.  At the discretion of the Company, all
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of the First Anniversary Payment, Second Anniversary Payment or Third
Anniversary Payment may be paid in either shares of Suburban Stock or cash at the election of the Company, provided that such shares may be issued in each such case without registration under the Securities Act or state blue sky laws. In such event, the number of shares of Suburban Stock to be delivered shall have a fair market value equal to the First Anniversary Payment, Second Anniversary Payment, or Third

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Anniversary Payment, as appropriate.  Suburban and Purchaser will pay the fair market value in cash for any fractional shares resulting from the substitution in lieu of issuing fractional shares. Fair market value will be determined for each such delivery from the closing price of the Suburban Stock reported on the Nasdaq National Market, or such other principal securities market where the Suburban Stock is then listed, on the last business day prior to the date on which each such delivery is due.

          (g)  Acceleration of Payments.  If an Acceleration Event
               ------------------------
should occur

               (i) prior to the scheduled payment date for the First Anniversary Payment, then each of the First Anniversary Payment, the Second Anniversary Payment and the Third Anniversary Payment shall be due and payable to the Company not more than sixty (60) days after the date of the Acceleration Event;

               (ii) prior to the scheduled payment date for the Second Anniversary Payment, then each of the Second Anniversary Payment and the Third Anniversary Payment shall be due and payable to the Company not more than sixty (60) days after the date of the Acceleration Event; or

               (iii) prior to the scheduled payment date for the Third Anniversary Payment, then the Third Anniversary Payment shall be due and payable to the Company not more than sixty (60) days after the date of the Acceleration Event.

     An "Acceleration Event" shall be deemed to have occurred if:
         ------------------

               (i) The Purchaser or Suburban shall fail to operate the Acquired Business substantially in accordance with the provisions of SECTION 5.14;

               (ii) The Purchaser or Suburban sells, transfers or otherwise assigns more than fifty percent (50%) of the assets (as of the date of the Acceleration Event) of the Acquired Business to any entity other than a subsidiary or Affiliate of Suburban or Purchaser; or

               (iii) There shall occur any transaction, transfer or arrangement in which ownership of, or the right to vote, more than 50% of the shares or interests entitled to vote with respect to the election of directors of Suburban or Purchaser is acquired by or transferred to any Person other than a subsidiary or Affiliate of Suburban or Purchaser; provided that this clause (iii) shall not apply to any bona fide pledge or assignment of such shares or interests to secure the obligations of Suburban or Purchaser under any financing transaction.

          2.1.2     Prorations.  The following prorations to the Cash
                    ----------
Payment shall be made as of the Closing, with the Company liable or entitled to the extent such items relate to the time period within the calendar month in which the Closing occurs up to and including the Closing, and Purchaser liable or entitled to the extent such items relate to the time period within the calendar month in which the

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Closing occurs subsequent to the Closing.  Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid at the Closing:

          (a) Franchise fees, royalties, or payments from franchisees due in the calendar month in which the Closing occurs, and,

          (b) Rental payments and other deposits, fees and expenses directly related to any real or personal property leases assumed by the Purchaser and due in the calendar month in which the Closing occurs and all other prepaid expenses, the benefit of which will accrue to the Purchaser as of the Closing Date.

     If the actual expenses of any of the above items for the month within which the Closing occurs is not known on the Closing, the proration shall be made based on the expense incurred in the previous month. The Company agrees to furnish Purchaser with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

          2.2. ASSUMPTION OF CERTAIN LIABILITIES; OBLIGATIONS NOT ASSUMED.

          (a) Except as provided in SECTION 2.2(b), Purchaser agrees to assume as of the Closing, and to pay or perform, in accordance with their terms, only the following fixed and determinable obligations and liabilities of the Company relating to the Acquired Business or the Acquired Assets (the "ASSUMED LIABILITIES"): all liabilities and obligations accruing after the Closing under the Assigned Contracts; provided that the Purchaser will not assume any obligation or liability resulting from or arising out of any default, breach, performance or non-performance by the Company under or with respect to any of the Assigned Contracts.

          (b) Except for the Assumed Liabilities, Purchaser shall not assume any obligation or liability of the Company of any kind, and the Company shall pay, satisfy and perform all of its obligations, other than the Assumed Liabilities, whether fixed, contingent, known or unknown and whether existing as of the Closing or arising thereafter. No obligation or liability resulting from or arising out of or with respect to any of the Assigned Contracts or out of the operation of the Company prior to the Closing shall be considered to have accrued after the Closing.

          (c) Notwithstanding any other provision of this Agreement, the obligations of the Company pursuant to this SECTION shall survive the Closing and the transactions contemplated by this Agreement. To the extent Purchaser pays or satisfies any liabilities not expressly assumed in this SECTION, then, solely at the Purchaser's option, either (i) the Company shall promptly reimburse Purchaser or (ii) the Purchaser shall deduct the amount of such liability from any component of the Purchase Price.

     2.3. Allocation of Purchase Price.  The Purchase Price shall be
          ----------------------------
allocated among the classes of Acquired Assets in compliance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") as set forth in SCHEDULE 2.3. The Company and Purchaser agree to reflect such allocations in all reports to


                                  -7-

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governmental authorities, including, without limitation, for all foreign, federal, state and local tax purposes. Notwithstanding any indemnification provided in SECTION 6.1, and in addition thereto, the Company agrees to indemnify and hold Purchaser harmless, and Purchaser hereby agrees to indemnify and hold the Company harmless, from and against any and all losses, liabilities and expenses (including without limitation, additional income taxes and reasonable fees and disbursements of counsel) which may be incurred by the indemnified party as a result of the failure of the indemnifying party so to report the sale and purchase of the Acquired Assets as required by applicable laws.

ARTICLE 3.  CLOSING; CONDITIONS TO CLOSING
            ------------------------------

     3.1. CLOSING.   The consummation of the transactions contemplated
in this Agreement (the "CLOSING") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia, at 10:00 a.m., Atlanta time, on the Closing Date or at such other place and time as the parties may mutually agree.

          All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).

     3.2. CONDITIONS OF SUBURBAN AND PURCHASER TO CLOSING. All obligations of Suburban and Purchaser hereunder to consummate the transactions contemplated herein at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Suburban or Purchaser, provided that no such waiver shall be effective unless it is set forth in a writing executed by the parties:

          (a)  Company's Deliveries.  The Company and the Members
               --------------------
shall have executed and delivered to Suburban and Purchaser the documents described on SCHEDULE 3.2(a).

          (b)  Compliance with Agreements and Conditions.  The Company
               -----------------------------------------
shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the date of the Closing.

          (c)  Government Consents.  Except for Government
               -------------------
authorizations, consents and approvals related to the UFOC, the parties shall have received all authorizations, consents and approvals of any Government necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

          (d)  Other Consents.  The Company shall have delivered to
               --------------
Suburban all authorizations, consents (including estoppel letters from lenders, suppliers, lessors, and others), and approvals from the

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Persons identified on SCHEDULE 3.2(d); provided, however, that none of such authorizations, consents or approvals shall be given on terms that adversely affect the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Company, in the aggregate.

          (e)  No Inconsistent Requirements.  No Action shall have
               ----------------------------
been instituted by any Government or other Person (i) against a party hereto to restrain or prohibit the consummation of the transactions herein or (ii) which could reasonably be expected to have a material adverse effect on the Acquired Business.

          (f)  Proceedings and Documents Satisfactory.  All
               --------------------------------------
proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Suburban and its counsel, and Suburban and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to Suburban and its counsel, as reasonably requested by Suburban or its counsel in connection therewith.

     3.3. CONDITIONS OF THE COMPANY TO CLOSING. All obligations of the Company hereunder to consummate the transactions contemplated herein at the Closing are subject to the fulfillment and satisfaction of each of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Company, provided that no such waiver shall be effective unless it is set forth in a writing executed by the parties:

          (a)  Suburban's and Purchaser's Deliveries.  At the Closing,
               -------------------------------------
Suburban and Purchaser shall have delivered the Closing Payment to the Company pursuant to the provisions of SECTION 2.1.1(a) and shall have executed and delivered (or caused to be delivered) to the Company the documents described on SCHEDULE 3.3(a).

          (b)  Compliance with Agreements and Conditions.  Suburban
               -----------------------------------------
and the Purchaser shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the date of the Closing.

          (c)  Member Approval.  This Agreement and the transactions
               ---------------
contemplated hereby shall have been approved by the Members in the manner provided for in the Company's operating agreement, which approval shall not have been rescinded and shall be in full force and effect on the Closing Date.

          (d)  Government Consents.  Except for Government
               -------------------
authorizations, consents and approvals related to the UFOC, the parties shall have received all authorizations, consents and approvals of any Government necessary for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, all such authorizations, consents and approvals shall be in full force and effect, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

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          (e)  No Inconsistent Requirements.  No Action shall have
               ----------------------------
been instituted by any Government or other Person (i) against a party hereto to restrain or prohibit the consummation of the transactions herein or (ii) which could reasonably be expected to have a material adverse effect on the Acquired Business.

          (f)  Proceedings and Documents Satisfactory.  All
               --------------------------------------
proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to the Company and its counsel, and the Company and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to the Company and its counsel, as reasonably requested by the Company or its counsel in connection therewith.

     3.4 FURTHER ASSURANCES. Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets or the Acquired Business, or to otherwise satisfy and perform the obligations of the parties hereunder.

ARTICLE 4.  REVIEW AND TERMINATION
            ----------------------

     4.1 TERMINATION. It is the intention of the parties that the Closing shall occur on or before the Closing Date, but this Agreement shall terminate on June 30, 1999, if the Closing has not occurred on or before June 30, 1999, unless the parties have otherwise agreed to extend such period to a later date.

     4.2 REVIEW PERIOD. During the period (the "REVIEW PERIOD") between the date hereof and June 15, 1999, Suburban and Purchaser shall have the right to conduct a review of the financial and physical condition and methods of operation of the Company and the Acquired Business, any of the documents, instruments or agreements heretofore or hereafter delivered to Suburban and Purchaser pursuant to this Agreement or otherwise, or any of the matters referred to therein, and to determine whether the same are satisfactory to Suburban and Purchaser, in their sole discretion. If the same are not satisfactory, Suburban and Purchaser may elect to terminate this Agreement. On or before the end of the Review Period, and not less than thirteen (13) days prior to the date of the Closing, Suburban and Purchaser shall notify the Company, in writing, of whether they have elected to proceed with the Closing or terminate this Agreement. If Suburban and Purchaser elect to proceed with such Closing, the date of such notice shall constitute the "APPROVAL DATE". This SECTION shall not affect the operation or provisions of any Confidentiality Agreement between any or all of the parties.

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     4.3  OTHER TERMINATION; CERTAIN PAYMENTS.

          (a) Unless the parties shall otherwise agree to an extension, this Agreement shall terminate:

               (i) at 5:00PM Atlanta time on the seventh (7th) day following the date hereof if the Board of Directors of Suburban and Purchaser have not approved the transactions contemplated herein in writing and delivered to the Company a certified copy of resolutions evidencing such approval;

               (ii) at 5:00PM Atlanta time on the seventh (7th) day following the date hereof if the Board of Advisors of the Company has not approved the transactions contemplated herein in writing and delivered to Suburban a certified copy of resolutions evidencing such approval; or

               (iii)     at 5:00PM Atlanta time on the fifteenth
(15th) day following the Approval Date if the Members of the Company have not approved the transactions contemplated herein in the manner provided for in its operating agreement.

          (b) If not otherwise previously terminated as provided herein and after the Members of the Company have approved the transactions contemplated herein, the Company fails or refuses to close this transaction in a timely manner, the Company shall pay to Suburban, within two business days following such failure or refusal, the amount of Six Hundred Thousand Dollars ($600,000) in cash.

          (c) If not otherwise previously terminated as provided herein and after the Members of the Company have approved the transactions contemplated herein, Suburban or Purchaser fails or refuses to close this transaction in a timely manner, Suburban shall pay to the Company, within two business days following such failure or refusal, the amount of Six Hundred Thousand Dollars ($600,000) in cash.

          (d) The parties acknowledge that the agreements contained in this SECTION are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

          (e) This SECTION shall survive any termination of this Agreement, however caused.

ARTICLE 5.  ADDITIONAL AGREEMENTS
            ---------------------

     5.1 Representations and Warranties. Each of Suburban, the Purchaser, and the Company represent and warrant as set forth in APPENDIX "A" attached hereto and hereby made a part hereof. All of the representations and warranties of the parties to this Agreement

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shall be true as of the date of this Agreement and on the Closing Date except for any such representations and warranties made as of a particular date and for changes permitted hereunder occurring between the date hereof and the Closing Date.

     5.2. EXPENSES. Except as otherwise provided herein, all expenses incurred by Purchaser and Suburban in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by Purchaser or Suburban, as the case may be. Except as otherwise provided herein, all expenses incurred by the Company in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Company.

     5.3. BROKERS. Suburban shall indemnify the Company and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been employed by or on behalf of Suburban or Purchaser. The Company shall indemnify Suburban and Purchaser and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of the Company.

     5.4. PUBLICITY. All press releases and other public announcements respecting the subject matter hereof shall be made only by Suburban; provided, however, that the Company may make any disclosure required to be made under applicable Law if it has determined in good faith that it is necessary to do so and, prior to the issuance of the disclosure, it provides to Suburban a copy of the proposed disclosure and discusses with Suburban and its legal counsel the proposed disclosure.

     5.5. ACCESS AND INSPECTION; COOPERATION. No investigation made heretofore by Purchaser shall limit or affect the representations, warranties, covenants and indemnities of the Company hereunder. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations hereunder, and all parties shall use commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. From time to time and at any time, at the Purchaser's or Suburban's request, whether on or after the date hereof, and without further consideration, the Company shall, at its expense, execute and deliver such further documents and instruments of conveyance, assignment, and transfer and shall take such further reasonable actions as may be necessary or desirable, in the opinion of the Purchaser, in connection with the consummation of the transactions described herein.

     5.6. Unassignable Contracts or Licenses. Notwithstanding any provision of this Agreement to the contrary, to the extent that any Assigned Contract or license to be assigned or transferred to Purchaser hereunder requires the consent of any other party, the Company shall not be deemed to have assigned or transferred any such contract or license, and Purchaser shall not be deemed to have assumed or received any such contract or license, unless and until such consent shall have been obtained. Purchaser may waive the obtaining of any such consent as a condition to Closing, and to the extent waived by Purchaser, the Company and Purchaser agree to use their commercially reasonable efforts to obtain the necessary consents to the assignment or transfer of any such contract or license. If the Purchaser elects to proceed with Closing, until any necessary consent to the assignment or transfer of an Assigned Contract or license is obtained, the Company and Purchaser shall cooperate with the other party in any reasonable arrangement which provides Purchaser with the benefits under such contract or license, including enforcement by the Company of any and all rights of the Company arising out of any breach or cancellation by the other party thereto. All liabilities and expenses arising on and after the Closing under any such contract or license as to which the necessary consent has not been obtained and whose benefits are being enjoyed by Purchaser shall be for the account of Purchaser, and the Company shall be promptly reimbursed by Purchaser for any such liabilities or expenses which the Company may be required to pay or incur thereunder.

     5.7. SUBURBAN'S PUBLIC DOCUMENTS AND ACCESS TO INFORMATION. Suburban has delivered to the Company and will deliver to the Members a true and complete copy of (i) Suburban's Annual Report on Form 10-K for the year ended December 31, 1998, (ii) Suburban's definitive proxy statement relating to its 1999 annual shareholders meeting and (iii) all other filings (other than preliminary registration and proxy statements) made by Suburban with the Securities and Exchange Commission ("SEC") between December 31, 1998, and the date hereof (collectively, the "SEC DOCUMENTS"). In addition to the SEC Documents, Suburban has provided the Company and will provide each Member with opportunities to become familiar with the business, financial condition, management, prospects and operations of Suburban, including reasonable opportunities to ask questions of, receive answers from and obtain information regarding Suburban and its business which is material to their investment decision.

     5.8. LEGENDING OF SUBURBAN STOCK. The Company acknowledges and agrees that all shares of Suburban Stock received by it hereunder have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the securities Laws of any state. The Company acknowledges that there shall be placed on all certificates representing the shares of Suburban Stock issued to the Company pursuant to this Agreement appropriate restrictive legends referencing the restrictions imposed by applicable securities Laws. The Company agrees that it will not offer to sell, sell or otherwise dispose of any Suburban Stock issued to it pursuant to this Agreement in violation of the requirements of the Securities Act, including, without limitation Rule 145(d) promulgated thereunder. With respect to any such sale or disposition, the Company agrees to furnish to Purchaser or Suburban upon request such information as its counsel may deem necessary to assure that such sale or disposition is made in full compliance with this Agreement, such rule and all applicable federal and state securities Laws. The Company shall not distribute any of the Suburban Stock to any of its Members except in compliance with this paragraph and prior to any such distribution shall obtain from each such Member an agreement in form acceptable to Suburban whereby such Member agrees to be bound by the provisions of this paragraph.

     5.9. CONDUCT OF BUSINESS OF THE COMPANY PENDING CLOSING

          The Company covenants and agrees that, except as may otherwise be provided herein, without the prior written consent of Suburban, between the date hereof and the date of the Closing:

          (a)  Business in the Ordinary Course.  The business of the
               -------------------------------
Company shall be conducted only in the ordinary and usual course and consistent with prior practices. The Company shall use its best efforts to preserve the Acquired Business, to preserve the goodwill of the Company's suppliers, customers and others having business relations with the Acquired Business, and to assist Purchaser in retaining the services of key employees and agents of the Company, to the extent desired by Purchaser.

          (b)  Compensation.  Other than bonuses and severance
               ------------
payments payable solely by the Company, no increase in the compensation or rate of compensation or commissions payable or to become payable with respect to any employee of the Company performing services in the Acquired Business shall be given, and no payment of or commitment to pay any bonus, profit-share or other extraordinary compensation payment or other arrangement (whether current or deferred) shall be made to or with any employee.

          (c)  Dispositions; Encumbrances.  Through the Closing, the
               --------------------------
Company will not, without the prior written consent of Purchaser, make any disposition of, any encumbrance, or any agreement to dispose of or to encumber, or any pledge or grant of a security interest in or agreement to pledge an interest in, any of the Acquired Assets of the Company, or any increase or any agreement to increase any indebtedness of the Company except in the ordinary course of business.

          (d)  Events Subsequent to Agreement Date.  The Company will
               -----------------------------------
promptly advise the Purchaser of the occurrence of any events which come to the knowledge of the Company after the date of this Agreement and prior to or on the Closing Date relating to any of those matters which are the subject of the covenants, representations, and warranties of the Company contained in this Agreement and any appendix or exhibit hereto, which will cause any such covenant, representation, or warranty to be untrue or which may reasonably be expected to cause any such covenant, representation or warranty to be untrue.

     5.10. NAME CHANGE. The Company shall take all necessary action and shall execute and deliver such documents in such form as is appropriate for filing with the office of the Secretary of State of the State of Arkansas amending its articles or certificate of organization or other charter documents to legally change its name to a name approved by Suburban in advance.

     5.11.  SPECIAL MEETING OF THE MEMBERS.   Within five (5) days
after the Approval Date, the Company shall take all action necessary in accordance with all applicable laws and its articles of organization and operating agreement to duly call, give notice of, convene and hold a special meeting of its Members to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable.

     5.12.  NO DISCUSSIONS WITH OTHERS.  For and in consideration of Suburban's undertaking to investigate the business of the Company and to prepare a definitive purchase agreement and to incur expenses in connection therewith, and for other value received, until 5:00 p.m. Eastern Daylight Time on June 30, 1999, neither the Company nor any of the Company's officers, directors, management employees, affiliates, or agents will, directly or indirectly, solicit, encourage, negotiate, discuss, or accept any offer, bid, or proposal from, or negotiate or discuss with, any other person or entity respecting any transactions involving a merger of the Company, the sale of shares in or assets of the Company or any other business combination involving the Company. In addition, the Company will immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions, or negotiations with any other person or entity with respect to any transactions of the type described in the preceding
sentence.   Furthermore, if the Company or any employee or agent
receives a proposal of the type described in such sentence, then the Company will immediately notify Suburban of the receipt of such proposal and will promptly provide to Suburban a copy of such proposal (or if such proposal is not in writing, a written summary of its terms).

     5.13 CERTAIN EMPLOYMENT MATTERS. The Company will comply with the WARN Act, COBRA and other notice and filing requirements relating to any termination of employment or termination of coverage of any employee of the Company arising out of the transactions contemplated hereby, and agrees that it will continue to comply with all laws, statutes, rules, regulations, ordinances, directives, permits and orders, and insurance coverages relating to employees, with any notices, filings and other actions to be given, made or taken at the required time and in the required form. The Company shall deliver to Suburban prior to the Closing true, complete and correct copies of the employment files for each employee of the Company that is hired by Purchaser effective as of the Closing.

     5.14 OPERATING OF THE ACQUIRED BUSINESS. Suburban shall cause Purchaser, and Purchaser shall operate, manage and develop the Acquired Business after the Closing Date in good faith and pursuant to the following principles:

          (a) Purchaser shall keep separate books and records of the operations of the Acquired Business using GAAP consistently applied and shall make all such books and records available to the Company or its agents for review or audit immediately following the dates for computation of the First, Second and Third Anniversary Payments, if requested by the Company.

          (b) Purchaser shall not intentionally divert revenues or business opportunities of Purchaser relating to the Acquired Business to other entities or persons, whether or not such entities or persons are related to or affiliated with Purchaser or Suburban: provided, and except, however, Company and Purchaser acknowledge and agree that (i) Purchaser and Suburban will offer, fairly and in good faith, to potential franchisees several competing franchise opportunities in sometimes overlapping market segments and that choices by potential franchisees among such franchise opportunities shall not be a violation of this provision and (ii) nothing herein shall be deemed to preclude Suburban or any Affiliate of Suburban, including Purchaser from acquiring, merging into, or entering into joint ventures with other businesses.

          (c) Purchaser shall have in its employ or under contract, and shall maintain until the due date of the Third Anniversary Payment not less than an average of eight (8) sales people actively engaged on a full time basis in the marketing and development of franchises, including for the Acquired Business, during any six (6) month period commencing September 30, 1999.

     5.15 SECURITIES COVENANTS. As an inducement for Company to accept unregistered stock of Suburban pursuant to this Agreement, Suburban acknowledges and agrees as follows:

          (a) It is the intention of Company to distribute to its Members, on a pro rata basis, the Suburban Stock on or after the first anniversary of the Closing Date subject to SECTION 5.8 of the Agreement.

          (b) Suburban shall use commercially reasonable efforts after the Closing Date to make such filings with the Securities and Exchange Commission until the second anniversary of the Closing Date as are required to insure that the requirements of Rule 144(c) under the Securities Act related to "Current Public Information" are satisfied.


ARTICLE 6.  INDEMNITIES
            -----------

     6.1. INDEMNIFICATION BY THE COMPANY. (a) In accordance with and subject to the provisions of this Article 6, the Company shall indemnify and hold harmless Purchaser, Suburban, and the officers, directors, agents and employees of Purchaser and Suburban (collectively, the "PURCHASER INDEMNITEES") from and against and in respect of any and all loss, damage, diminution in value, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "PURCHASER INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of:

               (i) any misrepresentation or breach of representation or warranty contained in this Agreement or any exhibit or appendix hereto, the Other Agreements, or any certificate, instrument, agreement or other writing executed and delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of the Company contained in this Agreement, any Other Agreement, or any certificate, instrument, agreement or other writing executed and delivered to Purchaser or Suburban by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated herein; and

               (ii) any and all obligations and liabilities of the Company (other than Assumed Liabilities), whether direct or indirect, fixed or contingent, known or unknown, and any costs incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

          (b) The Company shall reimburse the Purchaser Indemnitees on demand for any Purchaser Indemnified Losses suffered by the Purchaser Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any Purchaser Indemnified Losses. The Company shall have the opportunity to defend at their expense any claim, action or demand for which the Purchaser Indemnitees claim indemnity against the Company; provided that (i) the defense is conducted by reputable counsel approved by the Purchaser Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within fifteen (15) days after written notice of the claim, action or demand is given to the Company; and (iii) counsel for the Purchaser Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Purchaser Indemnitees.

     6.2. INDEMNIFICATION BY SUBURBAN AND PURCHASER. (a) In accordance with and subject to the provisions of this ARTICLE 6, Suburban and Purchaser shall indemnify and hold harmless the Company and the officers, directors, agents and employees of the Company (collectively, the "COMPANY INDEMNITEES") from and against and in respect of any and all loss, damage, diminution in value, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, the "COMPANY INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Company Indemnitees directly by reason of, or arising out of:

               (i) any misrepresentation or breach of representation or warranty contained in this Agreement or any exhibit or appendix hereto, the Other Agreements, or any certificate, instrument, agreement or other writing executed and delivered by or on behalf of Suburban or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of Suburban or the Purchaser contained in this Agreement, any Other Agreement, or any certificate, instrument, agreement or other writing executed and delivered to the Company by or on behalf of Suburban or Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein; and

               (ii) any and all of the Assumed Liabilities, and any costs incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

          (b) Suburban or Purchaser shall reimburse the Company Indemnitees on demand for any Company Indemnified Losses suffered by the Company Indemnitees, based on the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions in respect of any Company Indemnified Losses. Suburban and Purchaser shall have the opportunity to defend at their expense any claim, action or demand for which the Company Indemnitees claim indemnity against Suburban or Purchaser;

provided that (i) the defense is conducted by reputable counsel approved by the Company Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within fifteen (15) days after written notice of the claim, action or demand is given to Suburban or Purchaser; and
(iii) counsel for the Company Indemnitees may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise and settlement of the claim, action or demand at the expense of the Company Indemnitees.

     6.3. LIMITATIONS AND PAYMENT ON CLAIMS BY PURCHASER INDEMNITEES.
(a) No claim shall be brought by any Purchaser Indemnitee under this
Article 6 for breach of any representation or warranty, and none of them shall be entitled to receive any payment with respect thereto, unless and until the aggregate amount of such claim(s) equals or exceeds $20,000, and after such time as the amount of such claim(s) equals or exceeds $20,000, the Purchaser Indemnitees may assert all such prior and all future claims against the Company hereunder, and any such delay in asserting a claim or claims against the Company pursuant to this SECTION 6.3, shall in no way prejudice the Indemnitees under any statute or period of limitations or similar Law or under any principle of equity. Anything to the contrary notwithstanding, the Company shall not be liable to the Purchaser Indemnitees under this Article 6 for Purchaser Indemnified Losses, if any, in excess of the Purchase Price (with the Suburban Stock being valued as of the date of Closing); provided, however, that such limitation shall not apply to any loss suffered by the Purchaser Indemnitees attributable to fraudulent misrepresentations.

          (b) Purchaser may set off Purchaser Indemnified Losses incurred or suffered by any Purchaser Indemnitee against amounts otherwise payable hereunder or may pursue any other rights and remedies available to Purchaser. During the pendancy of any dispute with respect to the reimbursement of Purchaser Indemnified Losses, Purchaser may withhold payments hereunder in an aggregate amount not exceeding the amount of such Purchaser Indemnified Losses. The exercise of such right of set-off by Purchaser in good faith, or the withholding of payments as specified in this paragraph, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off by Purchaser will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

     6.4. LIMITATIONS AND PAYMENT ON CLAIMS BY COMPANY INDEMNITEES.
No claim shall be brought by any Company Indemnitee under this Article 6 for breach of any representation or warranty, and none of them shall be entitled to receive any payment with respect thereto, unless and until the aggregate amount of such claim(s) equals or exceeds $20,000, and after such time as the amount of such claim(s) equals or exceeds $20,000, the Company Indemnitees may assert all such prior and all future claims against Suburban or the Purchaser hereunder, and any such delay in asserting a claim or claims against Suburban or the Purchaser pursuant to this SECTION 6.4, shall in no way prejudice the Company Indemnitees under any statute or period of limitations or similar Law or under any principle of equity. Anything to the contrary notwithstanding, Purchaser or Suburban shall not be liable to the Company Indemnitees under this ARTICLE 6 for Company Indemnified Losses, if any, in excess of the Purchase Price (with the Suburban

Stock being valued as of the date of Closing); provided, however, that such limitation shall not apply to any loss suffered by the Company Indemnitees attributable to fraudulent misrepresentations.

     6.5. SURVIVAL. The representations and warranties of the Company, Suburban and Purchaser contained in this Agreement or any appendix or exhibit hereto, any Other Agreement, or in any certificate, instrument, agreement or other writing executed and delivered by or on behalf of any of them pursuant to this Agreement or in connection with the transactions contemplated herein shall survive any investigation heretofore or hereafter made by or on behalf of the other party and the consummation of the transactions contemplated herein and all such representations and warranties shall be of no further force and effect after the expiration of two (2) years from the date of the Closing ("SURVIVAL PERIOD"); provided, however, that the Survival Period shall not apply to the representations, warranties, covenants, agreements and indemnifications set forth in SECTIONs 1.15 and 1.18 of APPENDIX "A" hereof. Anything to the contrary notwithstanding, a claim for indemnification which is made specifically and in writing but not resolved prior to the expiration of the Survival Period may be pursued and resolved after such expiration. Anything in this SECTION 6.5 to the contrary notwithstanding, the Company shall remain liable, during the Survival Period and thereafter, for all liabilities and obligations of the Company not assumed pursuant to SECTION 2.2.

ARTICLE 7.  MISCELLANEOUS
            -------------

     7.1 DEFINITIONS. Capitalized terms not defined herein are defined in APPENDIX "B" attached hereto and hereby made a part hereof.

     7.2. NOTICES. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this SECTION on the date of such facsimile), or five days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was acknowledged electronically or otherwise by the recipient. Any party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

          If to Suburban or Purchaser:     Mr. David E. Krischer
                                           President and Chief Executive
                                           Officer
                                           Suite 1200
                                           300 Galleria Parkway
                                           Atlanta, Georgia 30339
                                           (p) (770) 799-5000
                                           (f) (770) 951-5526

                    With a copy to:        Corporate Secretary
                                           Suburban Lodges of America, Inc.
                                           Suite 1200
                                           300 Galleria Parkway
                                           Atlanta, Georgia  30339
                                           (p) (770) 799-5000
                                           (f) (770) 951-5526

                                           and

                                           Michael H. Trotter, Esq.
                                           Kilpatrick Stockton LLP
                                           1100 Peachtree Street
                                           Atlanta, Georgia 30309
                                           (p) (404) 815-6500
                                           (f) (404) 815-6555

          If to the Company:               Mr. James H. Keet, III
                                           Mr. James M. Sculley
                                           1501 North University Avenue,
                                           Ste 968
                                           Little Rock, Arkansas  72207
                                           (p) (501) 663-6606
                                           (f) (501) 664-2552

                    With a copy to:        John Lessel, Esq.
                                           11601 Pleasant Ridge Road, #301
                                           Little Rock, Arkansas  72212
                                           (p) (501) 954-9000
                                           (f) (501) 954-9005

                                           Walter May, Esq.
                                           200 West Capitol Avenue, #2200
                                           Little Rock, Arkansas  72201
                                           (p)  (501) 371-0808
                                           (f)  (501) 376-9442

     7.3. COUNTERPARTS; SIGNATURES BY TELECOPIER. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by telecopier shall be binding.

     7.4. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of

Georgia, without regard to its conflicts of Laws rules. The Company hereby irrevocably and unconditionally consents and submits to the personal jurisdiction of any state or federal court sitting in Fulton County, Georgia, with respect to any Action to enforce this Agreement and the transactions contemplated hereby, and the Company also expressly consents and submits to and agree that venue in any such Action is proper in said courts and county, and the Company hereby expressly waive any and all personal rights under applicable law or in equity to object to the jurisdiction and venue of said courts and county. The jurisdiction and venue of the courts and county consented and submitted to and agreed upon in this SECTION are not exclusive, but are cumulative and in addition to the jurisdiction and venue of any other court under any applicable law or in equity.

     7.5. WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HERETO WAIVES ALL
          -----------------------------
RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM
(WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     7.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. The Company may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the written consent by Suburban. This Agreement may be assigned by Purchaser to any Affiliate of Purchaser or Suburban, provided that no such assignment shall relieve Purchaser or Suburban of their respective obligations, representations or warranties hereunder.

     7.7. PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a Forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

     7.8. WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

     7.9. HEADINGS. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

     7.10. NUMBER AND GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

     7.11. ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby; provided, however, that any Confidentiality Agreement between any or all of the parties shall continue in full force and effect in accordance with its terms. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

SUBURBAN:                 SUBURBAN LODGES OF AMERICA, INC.


               By:        /s/ David Krischer
               Name:      DAVID KRISCHER
               Title:     CEO


PURCHASER:                GUESTHOUSE FRANCHISE SYSTEMS, INC.


               By:        /s/ David Krischer
               Name:      DAVID KRISCHER
               Title:     CEO

COMPANY:                  GUESTHOUSE INTERNATIONAL LLC


               By:        /s/ James H. Keel III
               Name:      JAMES H. KEEL III
               Title:     Chairman/CEO

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                              APPENDIX A

             REPRESENTATIONS AND WARRANTIES OF THE PARTIES

ARTICLE 1.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company has delivered to Suburban certain documents and materials as a part of Suburban's review of the Company and all such documents and materials are or were true, correct and complete as of the date furnished, and any and all modifications or amendments thereto have been or will be delivered to Suburban. At all times prior to and including the date of the Closing, the Company shall promptly provide Suburban with written notification of any event, occurrence or other information which affects or may affect, the continued truth, correctness or completeness of any representation or warranty made in this Agreement in any material respect.

          Capitalized terms not defined herein are defined in APPENDIX "B" attached hereto and hereby made a part hereof.

          To induce Purchaser and Suburban to enter into and perform this Agreement, the Company represents and warrants to Purchaser and Suburban as follows:

     1.1. ORGANIZATION, AUTHORITY AND QUALIFICATION. (a) The Company is a limited liability company duly organized and validly existing under the Laws of the State of Arkansas. The Company has full power and authority and is entitled to own or lease its properties and to carry on its business as and in all places where such business is conducted and such properties are owned or leased. The Company is not required to be qualified as a foreign business in any jurisdiction.

          The Company has furnished to Suburban true, correct and complete copies of the articles or certificate of organization and operating agreement or other charter documents of the Company, as amended to date. The Company has previously furnished to Suburban true, correct and complete copies of the minutes and other similar records of meetings of the Members of the Company and its board of advisors or managers, which contain all records of meetings and actions taken in lieu thereof by the Company's Members and show all actions taken by the Company's Members, the board of advisors or managers, or any committees thereof.

          (b) The Company has the full power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated by this Agreement ("OTHER AGREEMENTS") to which it is a party. This Agreement has been and the Other Agreements have been duly and validly executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

                                  A-1
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     1.2. CAPACITY; INCONSISTENT OBLIGATIONS.  The execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party will not (i) result in a violation of the Company's articles or certificate of organization and operating agreement or other charter documents, or any Law, or (ii) result in a breach of, conflict with or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment or any Order, to which the Company is a party or by which it or any of its assets and properties is subject or bound; nor will such actions result in (w) the creation of any Lien on any of the Acquired Assets, (x) the acceleration or creation of any Liability of the Company, or (y) the forfeiture of any right or privilege of the Company.

     1.3. CONSENTS. The execution, delivery and performance by the Company of this Agreement and the Other Agreements and the consummation of the transactions contemplated herein does not (a) require the consent, approval or action of, or any filing with or notice to, any Government or other Person, except as otherwise provided on SCHEDULE 3.2(d), or (b) impose any other term, condition or restriction on Purchaser pursuant to any business combination or takeover Law.

     1.4. NO VIOLATION; COMPLIANCE WITH LAWS. The Company is not in default under or in violation of (a) its articles or certificate of organization and operating agreement or other charter documents or (b) any Order. The operations of the Company and its predecessors have been conducted in all material respects in compliance with all applicable Laws. (For purposes of this paragraph, any violation of applicable Law that could result in imposition of a fine or other monetary penalty upon the Company shall be deemed to be a material non-compliance). The Company has not received any notification of any asserted past or present failure by the Company to comply with any applicable Law.

     1.5. POSSESSION OF LICENSES. The Company possesses all franchises, certificates, licenses, permits and other authorizations from Governments and all other Persons, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its properties and assets and the conduct of its business, and the Company is not in violation thereof.

     1.6. FINANCIAL STATEMENTS, FINANCIAL CONDITION. Prior to the date hereof, the Company has delivered to Suburban true, correct and complete copies of the audited financial statements of the Company for and as of the years ended December 31, 1998, 1997 and 1996, including balance sheets, statements of income, statements of members' equity, statements of cash flows and related notes (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements are true and correct, in all material respects, have been prepared in accordance with GAAP consistently applied, present fairly the financial condition of the Company as at the respective dates thereof and the results of the Company's operations and cash flows for the periods then ended, and are consistent with the books and records of the Company. The books and records of the Company are true, correct and complete in all material respects and are maintained in accordance with GAAP.

                                  A-2

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     1.7. LIABILITIES.  The Company has no Liabilities, except (i)
those reflected on the Company's balance sheet as of December 31, 1998, and (ii) Liabilities incurred in the ordinary course of business since December 31, 1998 reflecting loans from Members or consistent with the Company's past experience during the periods covered by the Financial Statements.

     1.8. TITLE TO PROPERTIES. The Company has good and complete title to all of the Acquired Assets reflected in the Company's balance sheet as of December 31, 1998, except inventories and other immaterial assets which have been disposed of in the ordinary course of business since December 31, 1998, and all other properties and assets necessary to conduct the Acquired Business as currently being conducted and as conducted during the periods covered by the Financial Statements (other than any leased property), free and clear of Liens, except as may be set forth in the notes to the Company's balance sheet as of December 31, 1998.

     1.9. PERSONAL PROPERTY. (a) Except as set forth in SCHEDULE 1.9(a), all machinery, equipment, vehicles, and other items of tangible personal property which are owned or leased by the Company are in good condition and repair, subject to normal wear and tear, suited for the use intended and are and have been operated in conformity with applicable Laws. To the knowledge of the Company, there are no defects or conditions which would cause such tangible personal property to be or become inoperable or unsafe.

          (b) Except as set forth in SCHEDULE 1.9(b), to the knowledge of the Company, all lessors of machinery, equipment or other tangible personal property leased by the Company have performed and satisfied their respective duties and obligations under such leases. The Company has not brought or threatened any Action against any such lessor for failure to perform and satisfy its duties and obligations thereunder.

     1.10. REAL PROPERTY. (a) The Company does not own any real property.

          (b) The Company leases real property for its office in Little Rock, Arkansas subject to a written lease or sublease to which the Company is a party. Such real property lease is valid and in full force and effect in accordance with its terms. The Company has previously furnished Suburban with a true, correct and complete copy of the real property lease. There is not, with respect to the real property lease, (i) any default by the Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or (ii) to the knowledge of the Company, any existing default by any other party to the real property lease, or event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to the real property lease.

                                  A-3

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          (c)  All requisite certificates of occupancy and other
permits and approvals required with respect to the real property or the improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and free of restrictions.

     1.11. SUBSIDIARIES. The Company does not have any subsidiary business entities and does not own any equity interests in any other business entities.

     1.12. ABILITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY RIGHTS. (a) The Company has the means, rights, and information required to offer and sell the products now being offered and sold by the Company and to perform the services that are presently being performed by the Company. Except as set forth in SCHEDULE 1.12, the Company is not a party to, either as a licensor or licensee, nor is it bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or confidential information.

          The Company owns the Trademarks and has filed applications for the additional marks set forth on SCHEDULE 1.12. Except for these Trademarks, the Company neither owns nor uses any patents, copyrights, trademarks, service marks, trade names and applications therefor or registrations thereof. There are no rights of third parties with respect to any trademark, service mark, trade secret, confidential information, trade name, patent, patent application, copyright, invention, device or process which has or could have an adverse effect on the operations of the Company. The Company has complied with all applicable Laws relating to the filing or registration of "fictitious names" or trade names.

          (b) To the Company's knowledge, it has not interfered with, infringed, misappropriated or otherwise come into conflict with any intellectual property rights of any other Person, and neither the Company nor its respective officers and directors has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation. To the Company's knowledge, no Person has interfered with, infringed, misappropriated, or otherwise come into conflict with the proprietary inventions, designs, ideas, processes, methods and other know-how or other intellectual property of the Company which are owned or used in the operation of the Acquired Business.

     1.13. CONTRACTS. (a) All Assigned Contracts have been entered into in the ordinary course of the Company's business on commercially reasonable terms, are valid and enforceable in all material respects in accordance with their terms, are in full force and effect, and, assuming compliance by Purchaser after the Closing Date with the terms thereof, will continue to be valid and enforceable and in full force and effect on identical terms following the date of the Closing. True, correct and complete copies of all Assigned Contracts have been delivered to Suburban and are set forth in
SCHEDULE 1.13(a).

                                  A-4

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          (b)  SCHEDULE 1.13(b) lists all franchise and license
agreements which the Company has executed and indicates for each such franchise and license agreement (i) the location of such franchise or license; (ii) whether the Company has a management agreement with the franchisee or licensee; and (iii) if the franchisee or licensee is a Related Party, the nature of such relationship to the Company. All franchise and license agreements and such management agreements (w) are in full force and effect; (x) have not been amended; (y), except as to those identified on SCHEDULE 1.13(b), are not in default and there is no event which with the giving of notice or lapse of time, or both, would constitute a default; and (z) may be transferred or assigned without the consent of the franchisee or any other party other than the Company. There has not been any waiver, amendment, or other reduction of any royalties, management fees, or other payments of any kind with respect to the franchise agreements or management agreements, below the level of such fees as set forth in the respective agreements for such franchise.

          (c) There are no existing material defaults, events of default or events which, with the giving of notice or lapse of time, or both, would constitute a material default by the Company under any Assigned Contract. No event has occurred which may hereafter give rise to any right of termination, acceleration, damages or any other remedy under any Assigned Contract.

          (d) To the Company's knowledge, neither this Agreement, the Closing or the relationship between the Company and Suburban and Purchaser has caused or is likely to cause the termination or nonrenewal of any Assigned Contract.

     1.14.     LITIGATION; CONTINGENCIES.   No Action is pending or,
to the knowledge of the Company, threatened against, by or affecting the Company. There are no unsatisfied judgments or Orders against the Company to which the Acquired Assets are subject.

     1.15.     TAXES.   The Company has duly and timely filed all
federal, state, municipal, local and foreign, if any, Tax returns and reports (including returns for estimated tax), and all reports and returns of all other Governments having jurisdiction (collectively, "RETURNS") with respect to all Taxes; all such Returns show the correct and proper amount due; and the Taxes shown on all Returns and all Tax assessments received by the Company have been paid to the extent that such Taxes or estimates are due. The Company has previously provided to Suburban true, correct and complete copies of all Returns filed with respect to the three (3) tax years preceding the date hereof. All Taxes imposed on the Company and its Affiliated Entities by any Government (including all deposits in connection therewith required by applicable Law, and all interest and penalties thereon) which have become due and payable by the Company for all periods through the date hereof have been paid in full. To the knowledge of the Company, there is not now any proposed assessment against the Company of additional Taxes of any kind. The Company is not a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment. There is no dispute or Action concerning any Tax Liability of the Company raised by a Government in writing.

                                  A-5

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     1.16.     EMPLOYMENT AND LABOR MATTERS.  (a)  The Company is not
a party to any agreement of any kind which deals with wages, conditions of employment, benefits or other matters affecting the employer/employee relationship with any union, labor organization or employee group. The Company has substantially complied with all applicable Laws relating to wages, hours, health and safety, payment of social security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination, and no union organization effort is underway or threatened.

          (b) SCHEDULE 1.16(b) lists all contracts, agreements or arrangements (written or oral) concerning the employment of any individual by the Company, including each such individual's title, compensation and duties.

     1.17. EMPLOYEE BENEFIT MATTERS. (a) SCHEDULE 1.17 lists all "employee benefit plans" (the "ERISA PLANS") within the meaning of
Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which the Company contributes or is required to contribute and all other practices, commitments, arrangements and agreements pursuant to which the Company provides, directly or indirectly, any benefits for employees. The Company is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA. True, correct and complete copies of all ERISA Plans, together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three years, have been delivered to Suburban.

          (b) Each ERISA Plan has been operated and administered in all material respects in accordance with all applicable Laws, including, without limitation, ERISA and the Code. Neither the Company nor the Members nor any of the directors, officers, employees or agents of the Company, nor to the Company's and the Members' knowledge any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the
Code) has been engaged in or been a party to any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), nor has any such person been involved in or caused an ERISA Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA. Each ERISA Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 4980B of the Code has complied with and is in compliance with the continuation coverage requirements of Section 601 of ERISA and
Section 4980B of the Code. There are no pending claims or, to the Company's and the Members' knowledge threatened claims, by or against any of the ERISA Plans by any employee or beneficiary covered under such ERISA Plan, or by any Government or otherwise involving such ERISA Plan or any of its fiduciaries (other than for routine claims for benefits).

                                  A-6
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          (c)  SCHEDULE 1.17 separately identifies any ERISA Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("COMPANY PENSION PLAN") and also lists any Company Pension Plan that has been terminated in the last five years. Each Company Pension Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust thereunder is exempt from federal income tax under Section 501(a) of the Code. All Company and employee contributions required to be made to each Company Pension
Plan have been made in a timely manner.

          (d) Except for a Company Pension Plan, the Company is not bound to provide, and the Company does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company other than as required by applicable Law. Neither this Agreement nor any transaction contemplated hereby will entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any similar payment.

     1.17.     ENVIRONMENTAL MATTERS.   The Company is not required to
hold an Environmental Permit to conduct its business and operations and has conducted, and is presently conducting, its business and operations in full compliance with all applicable Environmental Laws and Environmental Permits, including, without limitation, all record keeping and filing requirements. There are no presently pending, or to the Company's knowledge, threatened Actions or Orders against or involving the Company (including any Person for whose acts or omissions the Company is responsible) relating to any alleged, past or ongoing violation.

     1.18. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any officer, employee or agent of the Company, nor any other person acting on behalf of the Company, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any Person who is or may be in a position to help or hinder the Company's business (or assist the Company in connection with any actual or proposed transaction) which (a) might subject the Company to any material damage or penalty in any Action or which might have an effect on the Company or its assets and properties, (b) if not given in the past, might have had an effect on the Company's business or its assets and properties, or (c) if not continued in the future, might have an effect on the Company or which might subject the Company to suit or penalty in any Action.

     1.19. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in SCHEDULE 1.20, the Company is not directly or indirectly a party to any contract, agreement or lease with, or any other commitment to, (a) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the membership interests of or other equity interest in the Company, (b) any Affiliate of such Person, (c) any director or officer of the Company, (d) any Person in which any of the foregoing Persons has, directly or indirectly, at least a three percent (3.0%) beneficial interest in the membership interests or other type of equity interest of such Person, or (e) any partnership in which any of the foregoing Persons is a general partner or has at least a three percent (3.0%) beneficial interest (any or all of the foregoing being referred to herein as "RELATED PARTIES").

                                  A-7
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     Without limiting the generality of the foregoing, except as set forth in SCHEDULE 1.20, (x) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in the Company's business, and (y) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (i) which is or which within the last three years has been a competitor, customer or supplier of the Company or has done business with the Company, or (ii) which as of the date hereof sells or distributes products or services which are similar or related to the Company's products or services.

     1.20. ABSENCE OF CHANGES. Except as expressly provided for in this Agreement since December 31, 1998:

          (a) There has not been any change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Company or in its respective relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have an adverse effect on the Company, in the aggregate;

          (b) There has been no damage, destruction or loss to the assets, properties, or business of the Company, whether or not covered by insurance;

          (c) The business of the Company has been operated in the ordinary course and consistent with its prior practices;

          (d) The books, accounts and records of the Company have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years and with the basis on which the Financial Statements were prepared, and there has been no amendment to the articles of organization and operating agreement of the Company;

          (e) Except as set forth in SCHEDULE 1.21(e), there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the membership interests of the Company, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the membership interests or other securities of the Company;

          (f) The Company has not discontinued or determined to discontinue selling any products or services previously sold by the Company, the sales of which have been material to the Company;

                                  A-8

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          (g)  There has been no Lien (other than Liens for current
Taxes which are not yet due and payable) created on or in the assets of the Company;

          (h) There has been no sale, transfer, lease or other disposition of any asset of the Company to any Related Party or, except in the ordinary course of the Company's business, to any other Person, and no debt to, or material claim or right of, the Company has been canceled, compromised, waived or released;

          (i) There has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any right of the Company under any Company Contract or under any franchise, certificate, license, permit or authorization from any Government;

          (j) Except as set forth in SCHEDULE 1.21(j), the Company has not delayed or postponed the payment of any accounts payable or other Liabilities outside the ordinary course of business;

          (k) Other than bonuses and severance payments payable solely by the Company, the Company has not paid or committed to pay any bonus, profit-share or other extraordinary compensation payment or other arrangement (except in the ordinary course of business and consistent with past practices), nor has the Company entered into any agreement, contract or commitment with any Member or any Related Party or amended the terms of any existing agreement, contract or commitment with any Member or any Related Party; and

          (l) Except as set forth in SCHEDULE 1.21(l), there has been no change in the authorized, issued or outstanding membership interests or other securities of the Company.

     1.21. UNIFORM FRANCHISE OFFERING CIRCULAR. (a) The Company has registered any Uniform Franchise Offering Circulars ("UFOC") related to the Acquired Business in every jurisdiction in which the UFOC is required to be registered including any federal, state, county, municipal or other governmental agency, department, commission, board, bureau or instrumentality, both domestic and foreign. Set forth in SCHEDULE 1.22(a) is a list of all such agencies with which the UFOC has been registered, the date of such registration, and the renewal date, if any, for such registration.
The most recent UFOC registered is dated March 29, 1999, and the UFOC has not been updated or modified since March 29, 1999. The Company is not aware of, nor received any notice of any proceedings, revocation, termination or other action or threat of action against or with respect to any registration or its UFOC or otherwise which would affect the Company's ability to transact or conduct its business or operations in any jurisdiction.

          (b) The most recent UFOC dated March 29, 1999, and all prior UFOC's issued, used and/or relied upon by the Company were prepared, maintained and distributed in compliance with all applicable statutes, rules and regulations, including but not limited to the United States Federal Trade Commission and applicable state regulatory authorities.

                                  A-9

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     1.23.     MASTER FRANCHISE DEVELOPMENT.  Except as set forth in
SCHEDULE 1.23, the Company has not executed nor is it actively negotiating or considering negotiating a master franchise development, area development, multiple franchise or similar agreement with any other entity covering any jurisdiction, city, state, country or other geographical area.

     1.24.     FULL DISCLOSURE.   No representation or warranty of the
Company contained in this Agreement, the Other Agreements, or any instrument, certificate, agreement or other writing delivered by or on behalf the Company pursuant to this Agreement or any Other Agreement or in connection with the transactions contemplated herein contains any untrue or incomplete statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein not misleading.

     To the Company's knowledge, there is no fact which adversely affects, or in the future may adversely affect, the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Company which has not been or is not disclosed in this Agreement, or in the other instruments, certificates, agreements or writings furnished to Purchaser or Suburban by or on behalf of the Company pursuant to this Agreement or the Other Agreements or in connection with the transactions contemplated herein.

ARTICLE 2.     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
               SUBURBAN

          As an inducement to the Company to enter into and perform this Agreement, Purchaser and Suburban hereby represent and warrant as follows:

     2.1. ORGANIZATION. Suburban and Purchaser are corporations duly organized and validly existing under the Laws of the State of Georgia.

     2.2. AUTHORIZATION; NO INCONSISTENT AGREEMENTS. Upon approval of this Agreement by the Boards of Directors of Suburban and Purchaser, each of Purchaser and Suburban will have full corporate power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party. Upon such approval, this Agreement will have been, and such Other Agreements will have been, duly and validly executed and delivered by Purchaser and Suburban, respectively, and constitute the valid and legally binding obligations of Purchaser and Suburban, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

                                  A-10

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     2.3. INCONSISTENT OBLIGATIONS.  The execution, delivery and performance of this Agreement and the Other Agreements to which Purchaser or Suburban is a party, will not (i) result in a violation of their respective charter or certificate of incorporation or bylaws or any Law, or (ii) result in a breach of, conflict with or default under any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, contract, agreement or commitment or any Order to which Purchaser or Suburban is a party or by which any of the assets of Purchaser or Suburban is subject or bound, nor will such actions result in the creation of any Lien on any of the assets of Purchaser or Suburban or the acceleration or creation of any Liability.

     2.4. AUTHORIZATION OF SUBURBAN STOCK. The shares of Suburban Stock to be issued to the Company pursuant to this Agreement will be duly authorized and reserved for issuance at or before the Closing and upon issuance to the Company will be fully paid and nonassessable.

     2.5. CONSENTS. The execution, delivery and performance by Purchaser and Suburban of this Agreement and the Other Agreements to which they are a party, and the consummation of the transactions contemplated herein and therein does not (a) require the consent, approval or action of, or any filing with or notice to, any Government or other Person or (b) impose any other term, condition or restriction on Purchaser pursuant to any business combination or takeover Law.

     2.6. FULL DISCLOSURE. No representation or warranty of Purchaser or Suburban contained in this Agreement or any Other Agreement, or in any instrument, certificate, agreement or other writing delivered by Purchaser or Suburban pursuant to this Agreement or the Other Agreements or in connection with the transactions contemplated herein or therein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.



                                  A-11

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                              APPENDIX B

                              DEFINITIONS

          Definitions of terms appearing in the Agreement and Appendix A appear or are cross-referenced below:

          "ACCELERATION EVENT" shall have the meaning set forth in
SECTION 2.1.1(g) of the Agreement.

     "ACTION" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Government or other Person.

     "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person.

     "AFFILIATED ENTITIES" mean any entities at any time eligible or required to file a consolidated or combined Return with the Company.

     "ACQUIRED ASSETS" shall have the meaning set forth in SECTION 1.1 of the Agreement.

     "ACQUIRED BUSINESS" shall have the meaning set forth in the Recitals of the Agreement.

     "AGREEMENT" shall mean the Agreement for Purchase and Sale of Assets among Suburban Lodges of America, Inc., GuestHouse Franchise Systems, Inc., and GuestHouse International LLC together with any appendices and exhibits thereto.

     "APPROVAL DATE" shall have the meaning set forth in SECTION 4.2 of the Agreement.

     "ASSIGNED CONTRACTS" shall have mean all contracts, contractual rights, purchase orders, sales orders, franchise agreements, franchise rights and other agreements assigned to Purchaser.

     "ASSUMED LIABILITIES" shall have the meaning set forth in SECTION
2.2 of the Agreement.

     "CASH PAYMENT" shall have the meaning set forth in SECTION
2.1.1(a) of the Agreement.

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
     "CLOSING" shall have the meaning set forth in SECTION 3.1 of the Agreement.

     "CLOSING DATE" shall have the meaning set forth in SECTION 1.1 of the Agreement.

     "CLOSING PAYMENT" shall have the meaning set forth in SECTION 2.1.1(a) of the Agreement.

     "CODE" shall have the meaning set forth in the SECTION 2.3 of the Agreement.

     "COMPANY" shall have the meaning set forth in the Preamble of the Agreement and the use of the possessive form of the term shall mean things belonging or relating to such corporation or any such Person.

     "COMPANY INDEMNIFIED LOSSES" shall have the meaning set forth in
SECTION 6.1(a) of the Agreement.

     "COMPANY INDEMNITEES" shall have the meaning set forth in SECTION 6.1(a) of the Agreement.

     "CONTROL" means a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

     "ENVIRONMENTAL LAWS" shall mean all Laws, general or particular conditions, requirements, decrees, and covenants relating to health, safety and the environment, including, without limitation, Laws and covenants relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, or to occupational or worker safety and health, and any and all Laws, directives, guidelines, policies, plans, Orders, stipulations, provisions and conditions of Environmental Permits, licenses, stipulations, certificates of authorization, and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

     "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Government pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and hazardous material or solid waste generation, use, storage, treatment and disposal.

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

     "FINANCIAL STATEMENTS" shall have the meaning set forth in
SECTION 1.6 of Appendix "A".

     "FIRST ANNIVERSARY PAYMENT" shall have the meaning set forth in
SECTION 2.1.1(b) of the Agreement.

     "FORUM" shall mean any federal, national, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

     "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

     "GOOD STANDING" shall have the meaning set forth in SECTION
2.1.1(e) of the Agreement.

     "GOVERNMENT" shall mean any federal, national, state, provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

     "GROSS REVENUE" shall have the meaning set forth in SECTION 2.1 of the Agreement.

     "PURCHASER INDEMNIFIED LOSSES" shall have the meaning set forth in SECTION 6.2(a) of the Agreement.

     "PURCHASER INDEMNITEES" shall have the meaning set forth in
SECTION 6.2(a) of the Agreement.

          "INVENTORY" shall mean all inventories of the Company used or usable in connection with the Acquired Business, including all raw materials, work in process, finished products, goods, spare parts, at any location controlled by the Company or which have been purchased by and are in transit to the Company.

     "KNOWN," "TO THE KNOWLEDGE OF," "AWARE" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the individual or entity has made reasonable efforts under the circumstances to become knowledgeable; in the case of the Company, "KNOWLEDGE" shall be deemed to be the individual and collective knowledge (as defined above) of its directors and senior officers and managers.

     "LAW" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, norms, ordinances, acts, codes, legislation, treaties, conventions, common law principles, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

     "LIABILITY" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

     "LIEN" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, claim, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

     "MEMBER" and "MEMBERS" shall mean all the holders of the issued and outstanding membership interests of the Company.

     "OPEN FRANCHISES" shall have the meaning set forth in SECTION 2.1 of the Agreement.

     "ORDERS" shall mean all applicable orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

     "OTHER AGREEMENTS" shall have the meaning set forth in
SECTION 1.1(b) of APPENDIX "A".

     "PERSON" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Government.

     "PURCHASE PRICE" shall have the meaning set forth in SECTION
2.1.1 of the Agreement.

     "PURCHASER" shall have the meaning set forth in the Preamble to the Agreement.

     "RELATED PARTIES" shall have the meaning set forth in SECTION
1.20 of Appendix "A".

     "RETURNS" shall have the meaning set forth in SECTION 1.15 of Appendix "A".

     "REVIEW PERIOD" shall have the meaning set forth in SECTION 4.2 of the Agreement.

     "SEC" shall have the meaning set forth in SECTION 5.7 of the Agreement.

     "SEC DOCUMENTS" shall have the meaning set forth in SECTION 5.7 of the Agreement.

     "SECOND ANNIVERSARY PAYMENT" shall have the meaning set forth in
SECTION 2.1.1(c) of the Agreement.

     "SECURITIES ACT" shall have the meaning set forth in SECTION 5.8 of the Agreement.

     "SHARES PAYMENT" shall have the meaning set forth in SECTION
2.1.1(a) of the Agreement.

     "SUBURBAN" shall have the meaning set forth in the Preamble to the Agreement.

     "SUBURBAN STOCK" shall have the meaning set forth in SECTION
2.1.1(a) of the Agreement.

     "SURVIVAL PERIOd" shall have the meaning set forth in SECTION 6.5 of the Agreement.

     "TAXES" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Government or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.

     "THIRD ANNIVERSARY PAYMENT" shall have the meaning set forth in
SECTION 2.1.1(d) of the Agreement.

     "TRADEMARKS" shall mean trademarks, service marks, and trade names (including, without limitation, the Company's corporate name) and all variations thereof, all registrations and pending applications therefor, and all goodwill associated therewith.

     "UFOC" shall have the meaning set forth in SECTION 1.22(a) of Appendix "A".

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

                                 LIST OF SCHEDULES

              Agreement:

                    Schedule 1.1            Liens
                    Schedule 1.2(g)         Excluded Assets
                    Schedule 2.3            Allocation of Purchase Price
                    Schedule 3.2(a)         Company's Deliveries
                    Schedule 3.2(d)         Other Consents

              Appendix A:
                    Schedule 1.9(a)         Personal Property
                    Schedule 1.9(b)         Personal Property
                    Schedule 1.12           Intellectual Property
                    Schedule 1.13(a)        Assigned Contracts
                    Schedule 1.13(b)        Franchise and License Agreements
                    Schedule 1.16(b)        Employment Agreements
                    Schedule 1.17           Employee Benefit Plans
                    Schedule 1.20           Related Party Transactions
                    Schedule 1.21(e)        Dividends and Distributions
                    Schedule 1.21(j)        Delayed Payment of Liabilities
                    Schedule 1.21(l)        Change in Membership Interests
                    Schedule 1.22(a)        UFOC Registration
                    Schedule 1.23           Master Franchise Agreement